Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	July 31, 2013

TELEFLEX REPORTS SECOND QUARTER 2013 RESULTS

Revenues Rise 9.6% to $420.1 million; up 9.6% on Constant Currency Basis

GAAP Diluted EPS of $0.99; Adjusted Diluted EPS of $1.27

Change in Methodology of Calculating Adjusted Diluted Earnings per Share Announced

2013 Constant Currency Revenue Growth Expectations adjusted from 11% to 13% to 10% to 12%

2013 Adjusted Diluted Earnings per Share Range of $4.70 to $4.90 Reaffirmed

Limerick, PA – Teleflex Incorporated (NYSE: TFX) today announced financial results for the second quarter ended June 30, 2013.

Second quarter 2013 net revenues were $420.1 million, an increase of 9.6% over the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues also increased 9.6% over the prior year period.

Second quarter 2013 GAAP diluted earnings per share from continuing operations were $0.99, as compared to $1.14 in the prior year period. Second quarter 2013 adjusted diluted earnings per share from continuing operations, incorporating the change in methodology discussed below, were $1.27, as compared to $1.23 in the prior year period, an increase of 3.3%.

In addition, the Company announced a change in methodology when calculating adjusted diluted earnings per share. Specifically, in calculating adjusted diluted earnings per share the Company will give effect to the anti-dilutive impact of its convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of its senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares. The Company believes that reflecting the anti-dilutive impact of the convertible note hedge agreements in calculating adjusted diluted earnings per share is reflective of the economic substance of the hedge and provides a more accurate representation of what will happen upon conversion, rather than the separation of the hedge agreements from the dilutive shares required by GAAP. The change in methodology increased the reported adjusted diluted earnings per share for the second quarter and first six months of 2013 by $0.04 and $0.07, respectively. The change in methodology had no impact on the reported adjusted diluted earnings per share for the second quarter and first six months of 2012.

“During the second quarter, Teleflex continued to make progress on its operating initiatives despite declining utilization rates,” said Benson Smith, Chairman, President and CEO. “Aided by the impact from our 2012 acquisition of LMA International, an improvement in the average selling prices of products, and the continued introduction of new products to the marketplace, the Company delivered second quarter constant currency revenue growth of 9.6% and year-over-year gross margin expansion. In addition, we acquired Ultimate Medical and Eon Surgical which will strengthen our anesthesia and surgical strategic business unit franchises. However, because of persisting negative utilization and physician visit trends, we are lowering the top and bottom end of our full year 2013 constant currency revenue growth expectations to now be between 10% to 12%. Despite the slight reduction in revenue growth expectations, I am pleased to announce that through cost reduction efforts and favorable product mix, we are reaffirming our previously provided adjusted earnings per share range of between $4.70 to $4.90 per share.”

SECOND QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Product Group Revenues

Critical Care second quarter 2013 net revenues were $289.3 million, an increase of 13.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues increased 14.0% compared to the prior year period. The increase in constant currency revenue was due to higher sales of anesthesia, urology and interventional access products. The growth in sales of anesthesia products was primarily due to the contribution from the LMA International business (“LMA”), which we acquired in October of 2012. Constant currency sales growth was partially offset by a decline in sales of respiratory products as compared to the second quarter of 2012.

Surgical Care second quarter 2013 net revenues were $78.1 million, an increase of 7.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues increased 6.6% compared to the prior year period. The increase in constant currency revenue was due to higher sales of ligation and access products, partially offset by a decline in sales of chest drainage and general surgical instrument products as compared to the second quarter of 2012.

Cardiac Care second quarter 2013 net revenues were $20.2 million, a decrease of 1.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues decreased 1.0% compared to the prior year period. The decrease in constant currency revenue was due to a decline in sales of intra-aortic balloon pumps as compared to the second quarter of 2012.

OEM and Development Services (“OEM”) second quarter 2013 net revenues were $32.1 million, a decrease of 10.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues decreased 11.0% compared to the prior year period. The decrease in constant currency revenue was primarily due to a decline in sales of catheter and performance fiber products as compared to the second quarter of 2012.

	Three Months Ended		% Increase/ (Decrease)
	June 30, 2013	July 1, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$289.3	$253.9	14.0%	(0.1%)	13.9%
Surgical Care	78.1	72.9	6.6%	0.5%	7.1%
Cardiac Care	20.2	20.5	(1.0%)	(0.6%)	(1.6%)
OEM	32.1	36.0	(11.0%)	0.2%	(10.8%)
Other	0.4	—	—	—	—

Total	$420.1	$383.3	9.6%	—	9.6%

Segment Revenues

Americas second quarter 2013 net revenues were $199.8 million, an increase of 13.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues increased 12.9% compared to the prior year period. The increase in constant currency revenue was largely due to LMA product sales, new product introductions and price increases. Constant currency sales growth was partially offset by lower sales volume of existing products as compared to the second quarter of 2012.

EMEA second quarter 2013 net revenues were $137.8 million, an increase of 8.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues increased 8.1% compared to the prior year period. The increase in constant currency revenue was due to LMA product sales, higher sales volume of existing products, new product introductions, and price increases as compared to the second quarter of 2012.

Asia second quarter 2013 net revenues were $50.4 million, an increase of 15.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2013 net revenues increased 17.3% compared to the prior year period. The increase in constant currency revenue was due to LMA product sales and higher sales volume of existing products.

	Three Months Ended		% Increase/ (Decrease)
	June 30, 2013	July 1, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Americas	$199.8	$176.8	12.9%	0.1%	13.0%
EMEA	137.8	126.9	8.1%	0.5%	8.6%
Asia	50.4	43.6	17.3%	(1.8%)	15.5%
OEM	32.1	36.0	(11.0%)	0.2%	(10.8%)

Total	$420.1	$383.3	9.6%	—	9.6%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense and amortization of intangible assets and deferred financing costs for the first six months of 2013 were $52.0 million compared to $45.4 million for the prior year period.

Cash and cash equivalents at June 30, 2013 were $281.4 million compared to $337.0 million at December 31, 2012.

Net accounts receivable at June 30, 2013 were $311.9 million compared to $298.0 million at December 31, 2012.

Net inventories at June 30, 2013 were $348.6 million compared to $323.3 million at December 31, 2012.

Net debt obligations at June 30, 2013 were $748.3 million compared to $692.7 million at December 31, 2012.

On July 16, 2013, the Company replaced its $775 million senior credit facility comprised of a $375 million term loan and a $400 million revolving credit facility with a new $850 million senior credit facility consisting of a revolving credit facility.

2013 OUTLOOK

The Company’s financial estimates for full year 2013 are as follows:

Constant currency revenue growth between 10% and 12%. This compares to the previously provided constant currency revenue growth range of between 11% and 13%.

Adjusted diluted earnings per share in the range of $4.70 to $4.90.

2013 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share	$3.30	$3.50

Restructuring and impairment charges, net of tax	$0.50	$0.50

Intangible amortization expense, net of tax	$0.75	$0.75

Amortization of debt discount on convertible notes, net of tax	$0.15	$0.15

Adjusted diluted earnings per share	$4.70	$4.90

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 7, 2013, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 88095129.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income and in the Reconciliation of Consolidated Statement of Income Items set forth below.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

•

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) the effect of charges associated with our restructuring program, as well as goodwill and other asset impairment charges; (ii) the gain or loss on sales of businesses and assets; (iii) losses and other charges related to acquisition costs, the reversal of a reserve associated with a previously announced stock keeping unit reduction program, and a litigation verdict against the Company with respect to a non-operating joint venture; (iv) the amortization of the debt discount on the Company’s convertible notes; (v) charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011; (vi) intangible amortization expense; and (vii) tax benefits resulting from the resolution of prior years’ tax matters and the filing of prior years’ amended tax returns. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares). The Company had decided to include the anti-dilutive impact of the convertible note hedge agreements because it believes it is useful for investors to understand their economic effects. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards.

•	Constant currency revenue. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below. This press release also includes forecasted constant currency revenue growth, which is also a non-GAAP measure. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended – June 30, 2013

	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Gain/ (loss) on sales of businesses and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$210.6	$116.3	$13.0	—	$14.3	$6.1	$43.2	$0.99	43,429

Adjustments				—

Restructuring and other impairment charges	—	—	13.0	—	—	2.0	11.0	$0.25	—

Gain/(loss) on sales of businesses and assets	—	—	—	—	—	—	—	—	—

Losses and other charges (A)	(0.3)	(4.9)	—	—	—	0.8	(6.0)	($0.13)	—

Amortization of debt discount on convertible notes	—	—	—	—	2.8	1.0	1.8	$0.04	—

Intangible amortization expense	—	12.1	—	—	—	4.2	7.9	$0.18	—

Tax Adjustment (C)	—	—	—	—	—	4.7	(4.7)	($0.11)	—

Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	$0.04	(1,514)

Adjusted basis	$210.9	$109.0	—	—	$11.5	$18.7	$53.2	$1.27	41,915

Quarter Ended – July 1, 2012

	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Gain/ (loss) on sales of businesses and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$199.0	$106.0	$0.3	$0.3	$17.7	($0.3)	$47.0	$1.14	41,076

Adjustments

Restructuring and other impairment charges	—	—	0.3	—	—	0.1	0.2	$0.00	—

Gain/(loss) on sales of businesses and assets	—	—	—	(0.3)	—	—	(0.3)	($0.01)	—

Losses and other charges (A)	—	0.6	—	—	—	0.2	0.4	$0.01	—

Early termination of interest rate swap (B)	—	—	—	—	3.6	1.3	2.3	$0.06	—

Amortization of debt discount on convertible notes	—	—	—	—	2.6	0.9	1.6	$0.04	—

Intangible amortization expense	—	10.7	—	—	—	3.9	6.8	$0.17	—

Tax adjustment (C)	—	—	—	—	—	7.7	(7.7)	($0.19)	—

Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	—	(21)

Adjusted basis	$199.0	$94.6	—	—	$11.5	$13.9	$50.4	$1.23	41,055

(A)	In 2013, losses and other charges include approximately ($7.1) million, net of tax, or ($0.16) per share, related to the reversal of a contingent consideration liability; $1.4 million, net of tax, or $0.04 per share, related to acquisition costs; and ($0.4) million, net of tax, or ($0.01) per share, related to a reserve reversal associated with a previously announced stock keeping unit (“SKU”) rationalization charge. In 2012, losses and other charges include approximately $0.4 million, net of tax, or $0.01 per share, related to acquisition costs.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position, resulting in a cash payment by the Company to the counterparty of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the second quarter of 2012, the impact of the amortization, net of tax, was approximately $2.3 million, or $0.06 per share.
(C)	The tax adjustment represents a net benefit resulting from the resolution (including the expiration of statues of limitations) of various prior years’ U.S. federal, state and foreign tax matters.
(D)	Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Six Months Ended – June 30, 2013

	Cost of goods sold	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/ (loss) on sales of businesses and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$421.9	$243.2	—	$22.1	—	$28.3	$13.7	$70.7	$1.64	43,238

Adjustments

Restructuring and other impairment charges	—	—	—	22.1	—	—	4.6	17.5	$0.41	—

Gain/(loss) on sales of businesses and assets	—	—	—	—	—	—	—	—	—	—

Losses and other charges (A)	0.2	(3.4)	—	—	—	—	1.6	(4.7)	($0.11)	—

Amortization of debt discount on convertible notes	—	—	—	—	—	5.5	2.0	3.5	$0.08	—

Intangible amortization expense	—	24.6	—	—	—	—	8.5	16.1	$0.37	—

Tax Adjustment (D)	—	—	—	—	—	—	5.6	(5.6)	($0.13)	—

Shares due to Teleflex under note hedge (E)	—	—	—	—	—	—	—	—	$0.07	(1,443)

Adjusted basis	$421.7	$222.0	—	—	—	$22.8	$36.0	$97.5	$2.33	41,795

Six Months Ended – July 1, 2012

	Cost of goods sold	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/ (loss) on sales of businesses and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$395.4	$218.1	$332.1	($1.0)	$0.3	$35.5	($4.3)	($237.4)	($5.82)	41,044

Adjustments

Goodwill impairment	—	—	332.1	—	—	—	17.0	315.1	$7.72	—

Restructuring and other impairment charges	—	—	—	(1.0)	—	—	(0.5)	(0.5)	($0.01)	—

Gain/(loss) on sales of businesses and assets	—	—	—	—	(0.3)	—	—	(0.3)	($0.01)	—

Losses and other charges (A)	—	1.3	—	—	—	—	0.4	0.9	$0.02	—

Early termination of interest rate swap (B)	—	—	—	—	—	7.4	2.7	4.7	$0.12	—

Amortization of debt discount on convertible notes	—	—	—	—	—	5.1	1.9	3.3	$0.08	—

Intangible amortization expense	—	21.2	—	—	—	—	7.7	13.5	$0.33	—

Anti-dilutive effect on EPS (C)	—	—	—	—	—	—	—	—	($0.01)	—

Tax adjustment (D)	—	—	—	—	—	—	7.7	(7.7)	($0.19)	—

Shares due to Teleflex under note hedge (E)	—	—	—	—	—	—	—	—	—	(11)

Adjusted basis	$395.4	$195.6	—	—	—	$22.9	$32.6	$91.6	$2.23	41,033

(A)	In 2013, losses and other charges include approximately ($8.1) million, net of tax, or ($0.19) per share, related to the reversal of a contingent consideration liability; $3.0 million, net of tax, or $0.07 per share, related to acquisition costs; and ($0.4) million, net of tax, or ($0.01) per share, related to a reserve reversal associated with a previously announced stock keeping unit (“SKU”) rationalization charge; and $0.8 million, net of tax, or $0.02 per share, related to a litigation verdict against the Company with respect to a non-operating joint venture. In 2012, losses and other charges include approximately $0.9 million, net of tax, of $0.02 per share, related to acquisition costs.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company to the counterparty of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the first six months of 2012, the impact of the amortization, net of tax, was approximately $4.7 million, or $0.12 per share.
(C)	The Company presents per share results using basic weighted average shares, and separately presents diluted per share results, which reflect with the impact of dilution on income. Under applicable accounting guidance, if a company has a net loss from continuing operations, as was the case for the Company in 2012, no common shares that potentially may be issued are included in the computation of diluted per-share amounts because such inclusion would result in an anti-dilutive per share amount. However, the Company had net income on an adjusted basis in 2012. Therefore, common shares that would have a dilutive effect on adjusted net income are deemed to be outstanding for purposes of the calculation of 2012 adjusted diluted earnings per share.
(D)	The tax adjustment represents a net benefit resulting the resolution (including the expiration of statues of limitations) of various prior years’ U.S. federal, state and foreign tax matters.
(E)	Adjusted diluted shares are calculated by including the anti-dilutive impact of the convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,700

Long term borrowings	970,825	965,280

Unamortized debt discount	54,175	59,720

Total debt obligations	1,029,700	1,029,700

Less: cash and cash equivalents	281,418	337,039

Net debt obligations	$748,282	$692,661

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,500 people worldwide and serves healthcare providers in more than 140 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2013 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	June 30, 2013	July 1, 2012
	(Dollars and shares in thousands, except per share)

Net revenues	$420,059	$383,332
Cost of goods sold	210,569	198,968

Gross profit	209,490	184,364
Selling, general and administrative expenses	116,253	105,951
Research and development expenses	16,524	13,702
Restructuring and other impairment charges	12,962	321
Gain on sales of businesses and assets	—	(332)

Income from continuing operations before interest and taxes	63,751	64,722
Interest expense	14,425	18,240
Interest income	(157)	(506)

Income from continuing operations before taxes	49,483	46,988
Taxes (benefit) on income from continuing operations	6,082	(278)

Income from continuing operations	43,401	47,266

Operating loss from discontinued operations (including gain on disposal of $2,264 for the three month period in 2012)	(1,026)	(8,049)
Tax benefit on loss from discontinued operations	(260)	(3,682)

Loss from discontinued operations	(766)	(4,367)

Net income	42,635	42,899
Less: Income from continuing operations attributable to noncontrolling interest	194	286

Net income attributable to common shareholders	$42,441	$42,613

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.05	$1.15
Loss from discontinued operations	(0.02)	(0.11)

Net income	$1.03	$1.04

Diluted:
Income from continuing operations	$0.99	$1.14
Loss from discontinued operations	(0.01)	(0.10)

Net income	$0.98	$1.04

Dividends per common share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	41,115	40,834
Diluted	43,429	41,076

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$43,207	$46,980
Loss from discontinued operations, net of tax	(766)	(4,367)

Net income	$42,441	$42,613

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Six Months Ended
	June 30, 2013	July 1, 2012
	(Dollars and shares in thousands, except per share)

Net revenues	$831,936	$763,899
Cost of goods sold	421,926	395,421

Gross profit	410,010	368,478
Selling, general and administrative expenses	243,203	218,087
Research and development expenses	31,531	25,255
Goodwill impairment	—	332,128
Restructuring and other impairment charges	22,121	(1,004)
Gain on sales of businesses and assets	—	(332)

Income (loss) from continuing operations before interest and taxes	113,155	(205,656)
Interest expense	28,618	36,451
Interest income	(314)	(984)

Income (loss) from continuing operations before taxes	84,851	(241,123)
Taxes (benefit) on income (loss) from continuing operations	13,749	(4,276)

Income (loss) from continuing operations	71,102	(236,847)

Operating loss from discontinued operations (including gain on disposal of $2,264 for the six month period in 2012)	(1,784)	(7,120)
Tax benefit on loss from discontinued operations	(556)	(3,358)

Loss from discontinued operations	(1,228)	(3,762)

Net income (loss)	69,874	(240,609)
Less: Income from continuing operations attributable to noncontrolling interest	395	513

Net income (loss) attributable to common shareholders	$69,479	$(241,122)

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$1.72	$(5.82)
Loss from discontinued operations	(0.03)	(0.09)

Net income (loss)	$1.69	$(5.91)

Diluted:
Income (loss) from continuing operations	$1.64	$(5.82)
Loss from discontinued operations	(0.03)	(0.09)

Net income (loss)	$1.61	$(5.91)

Dividends per common share	$0.68	$0.68

Weighted average common shares outstanding:
Basic	41,064	40,801
Diluted	43,238	40,801

Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$70,707	$(237,360)
Loss from discontinued operations, net of tax	(1,228)	(3,762)

Net income (loss)	$69,479	$(241,122)

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$281,418	$337,039
Accounts receivable, net	311,881	297,976
Inventories, net	348,608	323,347
Prepaid expenses and other current assets	27,770	28,712
Prepaid taxes	33,123	27,160
Deferred tax assets	45,971	46,882
Assets held for sale	7,935	7,963

Total current assets	1,056,706	1,069,079
Property, plant and equipment, net	311,464	297,945
Goodwill	1,240,592	1,249,456
Intangible assets, net	1,052,845	1,058,792
Investments in affiliates	1,890	2,066
Deferred tax assets	86	296
Other assets	60,554	61,863

Total assets	$3,724,137	$3,739,497

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$4,700	$4,700
Accounts payable	76,493	75,165
Accrued expenses	78,150	65,064
Current portion of contingent consideration	12,369	23,693
Payroll and benefit-related liabilities	61,115	74,586
Accrued interest	8,960	9,418
Income taxes payable	17,917	15,573
Other current liabilities	3,531	6,206

Total current liabilities	263,235	274,405
Long-term borrowings	970,825	965,280
Deferred tax liabilities	413,546	419,266
Pension and postretirement benefit liabilities	156,423	170,946
Noncurrent liability for uncertain tax positions	67,152	68,292
Other liabilities	51,429	59,771

Total liabilities	1,922,610	1,957,960
Commitments and contingencies
Total common shareholders’ equity	1,799,432	1,778,950
Noncontrolling interest	2,095	2,587

Total equity	1,801,527	1,781,537

Total liabilities and equity	$3,724,137	$3,739,497

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30, 2013	July 1, 2012
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$69,874	$(240,609)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	1,228	3,762
Depreciation expense	19,876	17,148
Amortization expense of intangible assets	24,551	21,202
Amortization expense of deferred financing costs and debt discount	7,533	7,098
Stock-based compensation	5,766	4,003
In-process research and development impairment	4,494	—
Gain on sales of businesses and assets	—	(332)
Goodwill impairment	—	332,128
Deferred income taxes, net	(2,439)	(21,480)
Other	(20,260)	(2,771)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(18,084)	(13,225)
Inventories	(29,354)	2,698
Prepaid expenses and other current assets	303	8,476
Accounts payable and accrued expenses	(1,558)	(5,192)
Income taxes receivable and payable, net	(7,093)	(23,668)

Net cash provided by operating activities from continuing operations	54,837	89,238

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(36,897)	(28,893)
Proceeds from sales of businesses and assets, net of cash sold	—	17,155
Investments in affiliates	(50)	—
Payments for businesses and intangibles acquired, net of cash acquired	(36,954)	(55,697)

Net cash used in investing activities from continuing operations	(73,901)	(67,435)

Cash Flows from Financing Activities of Continuing Operations:
Decrease in notes payable and current borrowings	—	(707)
Proceeds from stock compensation plans	5,298	4,091
Payments for contingent consideration	(9,487)	(6,930)
Payments to noncontrolling interest shareholders	(736)	—
Dividends	(27,944)	(27,756)

Net cash used in financing activities from continuing operations	(32,869)	(31,302)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(1,437)	(8,191)
Net cash used in investing activities	—	(2,121)

Net cash used in discontinued operations	(1,437)	(10,312)

Effect of exchange rate changes on cash and cash equivalents	(2,251)	(19,286)

Net decrease in cash and cash equivalents	(55,621)	(39,097)
Cash and cash equivalents at the beginning of the period	337,039	584,088

Cash and cash equivalents at the end of the period	$281,418	$544,991